Exhibit 99.1

PO Box 10, Manitowoc, WI 54221-0010 For further information, contact: Rachel Oakes, Marketing Communications Manager Phone: (608) 372-2265, roakes@bankfirst.com

NEWS release

[For Immediate Release]

Bank First Corporation Announces Retirement of Board Director Stephen Johnson

MANITOWOC, WI, June 16, 2026 -- Bank First Corporation (NASDAQ: BFC), the holding company of Bank First, announces the retirement of Stephen E. Johnson from its Board of Directors, effective June 15, 2026.

Mr. Johnson joined the Board in January 2019 and brought decades of leadership experience in both the financial services and insurance industries. During his tenure, he served on the Audit, Compensation, Governance and Nominating, Loan, and Community Reinvestment Act “CRA” Committees. He brought a thoughtful perspective on risk, compliance, lending, and community reinvestment to Board discussions, helping guide the Bank’s strategic direction and governance.

STEPHEN E. JOHNSON

“Steve’s steady leadership and practical insight have made a meaningful impact on our organization,” said Mike Molepske, Chief Executive Officer and Chairman of the Board at Bank First. “His commitment to relationship-based banking and strong governance perspective helped guide our continued growth. We are grateful for his service.”

Mr. Johnson previously served as Market President and CRA Officer for Bank First. Prior to joining the Bank, he was the Director of Compliance for First National Bank of Waupaca from 2016 to 2017 and served as Chairman of the Board of First National Bank of Waupaca as well as Waupaca Bancorporation, Inc. Before entering the banking industry, he spent more than 35 years with Sentry Insurance A Mutual Company, serving in a variety of leadership positions across operations, underwriting, marketing, and strategic planning.

A strong advocate for community involvement, Mr. Johnson has maintained deep ties to the Waupaca area. He has supported numerous organizations, including the Waupaca County Emergency Food and Shelter Program and the Western Golf Association/Evans Scholars Foundation. He has also served on several boards, including the ThedaCare Foundation of Waupaca, the ThedaCare Family of Foundations, the Waupaca Area Community Foundation, and the School District of Waupaca Board of Education.

Bank First extends its gratitude to Mr. Johnson for his leadership and the meaningful impact he made throughout his years of service.

To learn more about Bank First, visit www.bankfirst.com.

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Bank First Corporation provides financial services through its subsidiary, Bank First, N.A., which was incorporated in 1894. Bank First offers loan, deposit, treasury management, trust, and wealth management services at each of its 38 banking locations in Wisconsin and Illinois. The Bank has grown through both acquisitions and de novo branch expansion. Bank First employs approximately 546 full-time equivalent staff and has assets of approximately $6 billion. Insurance services are available through its bond with Ansay & Associates, LLC. Further information about Bank First Corporation is available by clicking the Shareholder Services tab at www.bankfirst.com.

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